EXHIBIT 99.1


                                   FOR:  Home Products International, Inc.

                           APPROVED BY:  James R. Tennant, Chairman & CEO
                                         Home Products International, Inc.
 FOR IMMEDIATE RELEASE                   (773) 890-1010
 ---------------------
                               CONTACT:  Investor Relations:
                                         James Winslow, Executive VP & CFO
                                         Home Products International, Inc.
                                         (773) 890-1010



                     HOME PRODUCTS INTERNATIONAL REPORTS
                       FIRST QUARTER OPERATING RESULTS
                       SIGNIFICANTLY AHEAD OF LAST YEAR


      Chicago, IL, April 30, 2002 _ Home Products International, Inc. (Nasdaq
 SmallCap: HOMZ), a leader in the housewares industry, today announced financial results for the first quarter of its 2002 fiscal year.

      The Company reported net earnings of $1.4 million ($0.18 per share) for the first quarter ended March 30, 2002 as compared to a net loss a year ago of $4.1 million ($0.55 per share). The 2001 result included sales and earnings from the Company's servingware product line ("PI") which was sold in July 2001 as well as restructuring and other charges. On a pro forma basis that excludes the 2001 restructuring charges and earnings from PI, the 2001 first quarter loss would have been $0.5 million or a loss of ($0.07 per share). Changes in required accounting practices to eliminate goodwill amortization improved 2002 results by $0.5 million or $0.07 per share over last year's pro forma results.

      Sales in the quarter were $51 million versus a pro forma $57 million a year ago. The sales decrease was primarily due to the negative impact of several customers who declared bankruptcy during 2001 and 2002, including Kmart. The Company reported positive cash flow during the first quarter of $1.2 million as debt levels were reduced. This compares favorably to a year ago when debt levels increased by $1.2 million. The Company also noted that total debt, net of cash, declined to $128 million from $220 million a year ago. The significant reduction in debt was due to the net proceeds from the 2001 sale of PI as well as positive cash flow from operations. In the last 12 months, the Company has generated over $22 million of positive cash flow from operations. The Company continues to be in compliance with all of its loan covenants.

      Commenting on results, James R. Tennant, chairman and chief executive officer, stated, "We are very pleased with our operating results. Sales to most of our major customers increased significantly in the quarter as the HOMZ brand and our key private labels continue to gain market share and momentum. Adding to our positive sales and marketing profile was enhanced profitability due to our continuous improvement programs which focus on reducing costs and improving efficiencies."

      Mr. Tennant concluded, "In today's ever consolidating housewares and retail environment, HPI consistently ranks as one of the best performing partners for our most important customers. This, coupled with the seniority of our very long-term customer relationships, gives us confidence that along with increased profitability will come increased organic growth."


 Our first quarter conference call will take place Wednesday, May 1, 2002, starting at 10:00 a.m. Eastern Time (9:00 a.m. CT, 8:00 a.m. MT, and 7:00 a.m. PT). Dial 1-800-289-0437 (international, dial 1-913-981-5508)
 approximately 10 minutes prior to conference time.


 A replay of our first quarter conference call will be available from 1:00 PM Eastern Time May 1, 2002 through midnight ET May 7, 2002. Dial 1-888-203-1112 (international, dial 1-719-457-0820), then enter confirmation code 357113.


 Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of diversified housewares products. The Company sells its products to all the largest national retailers.


 Some of the statements  made in this press  release are forward-looking  and concern the Company's future growth, product development, markets and competitive position. While management will make its best efforts to be accurate in making these forward-looking statements, any such statements are subject to risks and uncertainties that could cause the Company's actual results to vary materially. These include market risks such as increased competition for both the Company and its end users and changes in retail distribution channels; economic risks; financial risks such as fluctuations in the price of raw materials, future liquidity and access to debt and equity markets. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those anticipated, expected or projected. The Company undertakes no obligation to update any such factors or to announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

                      Home Products International, Inc.
                         Consolidated Balance Sheets
                              ($ in thousands)

                                                    (Unaudited)
                                                      March 30,   December 29,
                                                        2002          2001
                                                      --------      --------
 Cash                                                $   1,380     $   1,091
 Accounts receivable, net                               36,395        36,577
 Inventory, net                                         19,802        17,043
 Prepaid expenses and other current assets               1,809         2,275
                                                      --------      --------
   Current assets                                       59,386        56,986
                                                      --------      --------

 Fixed assets, net                                      41,002        42,631
 Patents and non-compete agreements, net                 1,490         1,616
 Other intangibles, net                                 74,759        74,759
 Other non-current assets                               11,179        11,351
                                                      --------      --------
   Total assets                                      $ 187,816     $ 187,343
                                                      ========      ========

 Accounts payable                                    $  15,546     $  16,834
 Accrued liabilities                                    34,978        33,916
 Current maturities of long term debt                      158           158
                                                      --------      --------
   Current liabilities                                  50,682        50,908
                                                      --------      --------

 Long term debt                                        129,539       130,447
 Other non-current liabilities                           3,200         3,168
                                                      --------      --------
   Long term debt and other non-current liabilities    132,739       133,615
                                                      --------      --------

 Stockholders' equity                                    4,395         2,820
                                                      --------      --------
   Total liabilities and stockholders equity         $ 187,816     $ 187,343
                                                      ========      ========

                      Home Products International, Inc.
                     Consolidated Statement of Operations
                    ($ in thousands, except share amounts)
                                (unaudited)


                                    Thirteen-weeks           Thirteen-weeks
                                        ended                    ended
                                    March 30, 2002           March 31, 2001
                                    ---------------          ---------------
 Net sales                         $ 51,007   100.0%        $ 64,126   100.0%
 Cost of goods sold                  38,234    75.0%          49,918    77.8%
 Special charges, net                     -       -              110     0.2%
                                    ---------------          ---------------
   Gross profit                      12,773    25.0%          14,098    22.0%
                                    ---------------          ---------------

 Operating expenses                   7,626    15.0%           9,299    14.5%
 Amortization of intangibles            130     0.3%             929     1.4%
 Restructuring and other charges          -       -            2,483     3.9%
                                    ---------------          ---------------
   Operating profit (loss)            5,017     9.7%           1,387     2.2%

 Interest (expense)                  (3,484)   (6.8%)         (5,479)   (8.5%)
 Other income (expense)                  21     0.0%              76     0.1%
                                    ---------------          ---------------
   Earnings (loss) before
     income taxes                     1,554     2.9%          (4,016)   (6.2%)
                                    ---------------          ---------------
 Income tax (expense)                  (124)   (0.2%)            (67)   (0.1%)
                                    ---------------          ---------------
   Net earnings (loss)             $  1,430     2.7%        $ (4,083)   (6.3%)
                                    ===============          ===============

 Net earnings (loss) per share:
   Basic                              $0.19                   ($0.55)
   Diluted                            $0.18                   ($0.55)

 Number of weighted average
   common shares outstanding :
   Basic                          7,702,229                7,428,549
   Diluted                        8,075,198                7,428,549

  EBITDA (excluding special
    items and restructuring
    charges)                       $  7,574    14.8%        $  8,042    12.5%